EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: W. Anderson Geater, Jr. 866.4 ORIGEN

Origen Financial Announces the Closing of its 2004B Securitization and a
Business and Earnings Update

SOUTHFIELD, Mich., Oct. 4 /PRNewswire-FirstCall/ — Origen Financial, Inc. (Nasdaq: ORGN) announced today the following items around its business:

Closing of the 2004B Securitization Transaction

Origen has completed its $169 million Origen 2004B securitization. The securitization consists of asset-backed certificates secured by manufactured housing contracts with seven separate offered classes ranging from $10 million to $49 million consisting of AAA, AA, A and BBB rated bonds.

“We are pleased with the execution of Origen 2004B. As with the securitization we completed earlier this year, Origen 2004A, this transaction was oversubscribed. We believe it validates our core business model of originating high quality manufactured housing loans and successfully securitizing them,” said Ron Klein, Origen’s Chief Executive Officer. “This transaction improved on the Origen 2004A securitization in several ways. We increased our leverage — with our over collateralization decreasing from 18% to 14% — we tightened spreads on every bond tranche by at least 20 basis points, and we structured and sold BBB rated bonds. The strong market reception of the transaction demonstrates that the asset backed securities market is open to Origen and that bond market investors differentiate and recognize the high credit quality and discipline of our platform.”

Business and Earnings Update

Origen expects to have net income in the third quarter of 2004 which equals or exceeds its second quarter net income of $1.7 million. In comparison, Origen’s predecessor recorded a net loss of approximately $15 million during the third quarter of 2003. While Origen remains profitable and continues to make progress towards its long term goals, our earnings run rate lags our internal estimates and Street projections. Nevertheless, and as previously stated, Origen intends to pay a quarterly dividend of 25 cents per share for the third quarter. Factors responsible for the shortfall include:

•	Continued decline in new home shipments. Origen’s internal growth targets were based on industry MH shipments remaining flat or slightly increasing from its 40 year low level of 2003. In July industry shipments of new homes were down 11% as compared to July 2003. Year to date shipments are down approximately 5% compared to the same period in 2003. More importantly, shipments of multi section units — which represent approximately 87% of what Origen finances — were down over 16% in July as compared to July 2003, and year to date multi section shipments are down over 10% as compared to 2003. While Origen’s volume through August is up 41% year to date over 2003, its volume is affected by the decline in shipments, and is behind our internal projections.

•	Lack of attractive loan acquisition opportunities. Despite considerable efforts and expense, Origen has not been successful in acquiring manufactured home loan pools from third parties. In evaluating the potential pool acquisitions, Origen determined that the prices necessary to consummate a purchase were substantially in excess of a price whereby Origen could deliver an appropriate risk adjusted return to investors. Until such time that prices become more rational, the company will grow its earnings by focusing on its core business of originating and servicing manufactured home loans. Origen’s internal estimates contemplated a modest level of acquisitions and our inability to execute on such transactions has lowered, and will lower, overall asset growth and hence earnings. Origen believes that by adhering to its disciplined credit approach, and not overpaying for portfolios, it will provide maximum long-term value to its investors.

•	Severe hurricane season. The impact of four large and damaging hurricanes this season throughout the Southeast has adversely affected Origen and the rest of the manufactured home industry. Origen expects to incur losses on some homes that were damaged or destroyed by the storms, as some insurance policies may not cover full replacement value. Origen currently does not expect such direct losses to be material, although we have not yet completed our review of all affected homes. Delinquencies are expected to rise as manufactured homeowners must make unplanned purchases on emergency items and because their employment has been interrupted by the storms. Origen’s servicing team is working to help these borrowers, and to limit any increased delinquency from turning into repossessions. Rises in delinquency will affect loan loss provisions in the short term although it is too early to determine the need or amount of any increased requirement. Finally, home sales have been slowed by the storms; people have not been buying homes, and deliveries of ordered homes have been delayed due to the severe flooding in many areas. This has had, and is expected to have, an adverse effect on Origen’s origination volume over the next few months.

•	Interest rate environment. Lower than expected mortgage rates continue to make traditional site built homes more competitive relative to manufactured homes. Additionally, the flattening yield curve has put pressure on our net interest margin. A mitigating factor is that this interest rate environment has translated into superior execution for our asset backed securities; however, this benefit will be recognized over time.

•	Reduced fee income. Origen’s expected fee based income from originating and servicing loans for third parties is below projections. Additionally, Origen’s mortgage originations under its Fannie Mae program are also below expectations. Origen views both of these as temporary issues resulting from slower than expected ramp up in the programs by these third parties.

•	Integration of Chase sales associates. As previously announced in its press releases of August 3rd and August 8th, Origen has hired eleven sales associates previously with Chase Home Finance-Manufactured Housing. The addition of this team of seasoned sales personnel should result in increased sales volume for Origen (although the impact has been delayed as many of the team are assigned to territories in the hurricane stricken southeast). The solicitation, training, salaries and integration of these new employees has increased expenses by approximately $500,000 for this quarter (of which approximately 20% represents one time costs). In addition, Jim Bramlege, Chase’s former Senior Vice President, National Sales Manager, will be joining Origen on November 1, as Origen’s Senior Vice President of Sales.

The cumulative effects of reduced industry shipments, four significant hurricanes and the lack of risk adjusted loan acquisition opportunities have delayed our achieving our desired earnings levels. While we are disappointed by the impact of these events, we believe our core business is making positive strides in creating long-term value for our stockholders.

•	Increased originations. Origen’s origination volume through the end of August was up 41% year to date over last year. Origen anticipates that by the end of the third quarter it will have originated at least $180 million in manufactured home loans in 2004, approximately equal to its origination volume for the entire year of 2003. We believe that the addition of the Chase sales personnel will help us to continue to grow originations.

•	Continued emphasis on high-quality borrowers. The credit of Origen’s borrowers continues to be strong — the weighted average FICO score for borrowers in the third quarter of 2004 is expected to be approximately 720, and 95% of our loans have a term of 20 years or less.

•	Decreased delinquencies and higher recovery rates. Origen’s delinquencies have continued to decrease and its recovery rates on repossessed homes have continued

to increase through 2004. Origen expects recovery rates to increase as the industry’s backlog of repossessed homes continues to fall. Additionally, Origen continues to make substantial progress in its Recovery Rewards Program — whereby dealers provide a minimum 65% recovery rate on repossessed units in exchange for an interest strip on performing loans. In August, 2004 approximately 34% of Origen’s originations were through retailers and brokers who participate in the Recovery Rewards Program, compared to 0% in August 2003.

•	Improved access to the Asset Backed Securities market. The successful close of the 2004B securitization demonstrates Origen’s continued ability to access the securitization market. Highlights include the ability to achieve higher leverage, selling deeper into the capital structure by issuing BBB bonds, and tightening spreads across every bond class.

About Origen

Origen is an internally managed and internally advised company that has elected to be taxed as a REIT. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured home lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.

This press release contains forward-looking statements within the meaning of the federal securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Origen’s control and could materially affect actual results, performance or achievements. Registration statements relating to Origen’s securities have been filed with and declared effective by the Securities and Exchange Commission. This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy Origen’s securities. For more information about Origen, visit http://www.origenfinancial.com.